Exhibit 4.55

EXECUTION VERSION

DEALER MANAGER AGREEMENT

February 27, 2012

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

1 Bryant Park

New York, New York 10036

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

Ladies and Gentlemen:

This dealer manager agreement (this “Agreement”) will confirm the understanding among CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (“CEMEX”), CEMEX México, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico (“CEMEX México”), New Sunward Holding B.V., a private company with limited liability formed under the laws of the Netherlands (“New Sunward Holding”), CEMEX España, S.A., Luxembourg Branch, a Luxembourg branch of CEMEX España, S.A., a corporation (sociedad anónima) organized under the laws of Spain (“CEMEX España”), created by virtue of the resolution of the Board of Directors of CEMEX España dated March 12, 2010 and formalized in a public deed granted before the Notary Public of Madrid Mr. Rafael Monjo Carrió on March 16, 2010 numbered 502 of his official files (“CEMEX España, Luxembourg Branch”), CEMEX Finance Europe B.V., a private company with limited liability formed under the laws of the Netherlands (“CEMEX Finance”), New Sunward Holding Financial Ventures, B.V., a private company with limited liability formed under the laws of the Netherlands (“New Sunward” and, together with CEMEX, CEMEX Mexico, New Sunward Holding, CEMEX España, CEMEX España, Luxembourg Branch and CEMEX Finance, the “CEMEX Parties”), C5 Capital (SPV) Limited, a restricted purpose company incorporated with limited liability and domiciled in the British Virgin Islands (“C5 Capital”), C8 Capital (SPV) Limited, a restricted purpose company incorporated with limited liability and domiciled in the British Virgin Islands (“C8 Capital”), C10 Capital (SPV) Limited, a restricted purpose company incorporated with limited liability and domiciled in the British Virgin Islands (“C10 Capital”) and C10-EUR Capital (SPV) Limited, a restricted purpose company incorporated with limited liability and domiciled in the British Virgin Islands (“C10-EUR Capital” and, together with C5 Capital, C8 Capital and C10 Capital, the “Capital SPVs”), J.P. Morgan Securities LLC (“JPMS”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) (with respect to the Offers (as defined below) insofar as they are made in the United States), and J.P. Morgan Securities Ltd. (“JPMSL”) and Merrill Lynch International (“MLI”) (with respect to the Offers insofar as they are made in the European Union), pursuant to which the CEMEX Parties have retained JPMS, JPMSL, MLPF&S and MLI to act as dealer managers (in such capacity, each a “Dealer Manager” and together, the “Dealer Managers”), on the terms and subject to the conditions set forth herein, in connection with the proposed (A) offers to exchange new 9.875% U.S. Dollar-denominated Senior Secured Notes due 2019 (the “New Dollar Senior Secured Notes”) issued by CEMEX España, Luxembourg Branch, for any and all of the outstanding (i) U.S. Dollar-denominated 6.196% Fixed-to-Floating Rate Callable Perpetual Debentures (the “6.196% Debentures”) issued by C5 Capital (the “USD 6.196% Exchange Offer”), (ii) U.S. Dollar-denominated 6.640% Fixed-to-Floating Rate Callable Perpetual Debentures (the “6.640% Debentures”) issued by C8 Capital (the “USD 6.640% Exchange Offer”) and (iii) U.S. Dollar-denominated 6.722% Fixed-to-Floating Rate Callable Perpetual Debentures (the “6.722% Debentures,” and together with 6.196% Debentures and the 6.640% Debentures, the “Existing Dollar Debentures”) issued by C10 Capital (the “USD 6.722% Exchange Offer”), (B) offer to exchange New Dollar Senior Secured Notes, or at the option of the Holder (as defined below), new 9.875% Euro-denominated Senior Secured Notes due 2019 (the “New Euro Senior Secured Notes”, and together with the New Dollar Senior Secured Notes, the “New Senior Secured Notes”), issued by CEMEX España, Luxembourg Branch, for any and all of the outstanding Euro-Denominated 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures(the “Existing Euro Debentures,” and together with the Existing Dollar Debentures, the “Debentures”) issued by C10-EUR Capital (the “6.277% Exchange Offer,” and together with the USD 6.196% Exchange Offer, USD 6.640% Exchange Offer and USD 6.722% Exchange Offer, the “Perpetual Exchange Offers”) and (C) New Dollar Senior Secured Notes, or at the option of the Holder, New Euro Senior Secured Notes, for any and all of the outstanding Euro-Denominated 4.75% Notes due 2014 (the “Eurobonds”) issued by CEMEX Finance and guaranteed by CEMEX España (the “Eurobond Exchange Offer,” and together with the Perpetual Exchange Offers, the “Offers”), to be issued pursuant to the terms of an indenture (the “Indenture”), to be dated the Exchange Date (as defined below) and entered into among CEMEX España, Luxembourg Branch, the Guarantors (as defined below) and The Bank of New York Mellon, as trustee (the “Trustee”).

The New Senior Secured Notes will be secured in accordance with the terms of the Intercreditor Agreement (as defined below) and each applicable security document thereunder, by a first priority security interest in the Collateral. As set forth in the Intercreditor Agreement and the related security documents, the “Collateral” consists of (i) substantially all shares of the following entities: CEMEX México; Centro Distribuidor de Cemento, S.A. de C.V.; Mexcement Holdings, S.A. de C.V.; Corporación Gouda, S.A. de C.V.; New Sunward Holding; CEMEX Trademarks Holding Ltd; and CEMEX España, and (ii) all proceeds of such Collateral.

The New Senior Secured Notes will be guaranteed (the “Guarantees”) on the Exchange Date by CEMEX, CEMEX Mexico and New Sunward Holding (together, the “Guarantors”).

On the Exchange Date, (A) (i) each of the Capital SPVs shall (1) deliver or cause to be delivered all validly tendered and accepted Debentures in the Perpetual Exchange Offers to The Bank of New York Mellon, as trustee (the “Debenture Trustee”) under the indentures governing the Debentures (the “Debenture Indentures”), for cancellation and (2) deliver or cause to be delivered to New Sunward the aggregate principal amount of each of the 6.196% Callable Perpetual Dual-Currency Notes, 6.640% Callable Perpetual Dual-Currency Notes, 6.722% Callable Perpetual Dual-Currency Notes, and 6.277% Callable Perpetual Dual-Currency Notes equal to the aggregate principal amount of the corresponding Debentures validly tendered and accepted in the Offers and delivered to the Debenture Trustee for cancellation (collectively, the “Existing DCNs”) and (ii) simultaneously with the actions described in clause (i), New Sunward, following instructions, shall deliver or cause to be delivered all such Existing DCNs to The Bank of New York Mellon, as trustee (the “DCN Trustee”) under each indenture governing the DCNs (the “DCN Indentures”), for cancellation; and (B) CEMEX Finance shall deliver or cause to be delivered all validly tendered and accepted Eurobonds in the Eurobond Exchange Offer to Citibank, N.A., as paying agent, under the trust deed governing the Eurobonds, dated March 5, 2007, between CEMEX Finance, CEMEX España and The Law Debenture Trust Corporation p.l.c., as trustee (the “Trust Deed”), for cancellation.

The Offers described above with respect to: (i) the Perpetual Exchange Offers will be made on the terms and subject to the conditions set forth in the offering memorandum relating to the Perpetuals Exchange Offers (including the annexes attached thereto and the documents incorporated by reference therein, the “Perpetual Exchange Offering Memorandum”) relating to the Perpetual Exchange Offers and the Letter of Transmittal (the “Perpetual Exchange Letter of Transmittal”), where applicable, which together constitute the “Perpetual Exchange Offering Documents,” and (ii) the Eurobond Exchange Offer will be made on the terms and subject to the conditions set forth in the offering memorandum relating to the Eurobonds Exchange Offer (including the annexes attached thereto and the documents incorporated by reference therein, the “Eurobond Exchange Offering Memorandum” and, together with the Perpetual Exchange Offering Memorandum, the “Offering Memoranda”) relating to the 2014 Euro Notes Exchange Offer, which constitutes the “Eurobond Exchange Offering Documents” and, together with the Perpetual Exchange Offering Documents, the “Offering Documents.” The CEMEX Parties have caused a complete and correct copy of the Offering Documents to be prepared and furnished to you on or prior to the date of the commencement of the Offers (the “Commencement Date”) for use in connection with the Offers. The date on which the New Senior Secured Notes are issued shall be referred to herein as the “Exchange Date.” All references to “Holders” refer to holders of the Debentures or Eurobonds, as applicable, who represent that they meet the eligibility criteria set forth in the Offering Documents and are otherwise eligible to participate in the Offers.

This Agreement, the New Senior Secured Notes (and the Guarantees thereof), the Indenture (including any supplemental indentures thereto under which the New Senior Secured Notes are issued), the Security Documents (as defined below) and the Exchange and Information Agent Agreements shall be referred to collectively as the “Transaction Documents.”

1. Engagement.

(a) (i) The CEMEX Parties hereby retain JPMS and MLPF&S, and subject to the terms and conditions hereof, JPMS and MLPF&S agree to act, as dealer managers and bookrunners for the CEMEX Parties in connection with the Offers insofar as they are made in the United States, and, on the basis of the representations, warranties and agreements contained herein, JPMS and MLPF&S hereby accept such engagement upon the terms and subject to the conditions set forth in this Agreement; and (ii) the CEMEX Parties hereby retain JPMSL and MLI, and subject to the terms and conditions hereof, JPMSL and MLI agree to act as dealer managers and bookrunners for the CEMEX Parties in connection with the Offers insofar as they are made in the European Union, and, on the basis of the representations, warranties and agreements contained herein, JPMSL and MLI hereby accept such engagement upon the terms and subject to the conditions set forth in this Agreement.

(b) As Dealer Managers, you agree, in accordance with your firm’s customary practice, to perform those services in connection with the Offers as are customarily performed by investment banks in connection with exchange offers of like nature, including, without limitation, using reasonable best efforts to solicit tenders of Debentures and Eurobonds in exchange for New Senior Secured Notes pursuant to the Offers and communicating generally regarding the Offers with brokers, dealers, commercial banks, trust companies and nominees and other Holders of the Debentures and Eurobonds in or outside the United States.

(c) The CEMEX Parties authorize you to communicate with Global Bondholders Services Corporation and Lucid Issuer Services Limited, each of whom has been engaged to serve as exchange agents (together, the “Exchange Agents”), and information agents (together, the “Information Agents”), with respect to matters relating to the Offers, as applicable. The CEMEX Parties have instructed or will instruct the Exchange Agents to advise you at least daily as to such matters relating to the Offers as any of you may request, and to furnish the CEMEX Parties and each of you with any written reports concerning any such information as either of the CEMEX Parties or any of you may reasonably request. In addition, the CEMEX Parties hereby authorize each of the Dealer Managers to communicate with the Information Agents with respect to matters relating to the Offers. The CEMEX Parties shall request that the applicable Book-entry Transfer Facilities (as defined below) provide any of the Dealer Managers with copies of the records or other lists showing the names and addresses of, and principal amounts of Debentures and Eurobonds held by, the Holders of such Debentures and Eurobonds as of a recent date and shall, from and after such date, request such Book-entry Transfer Facility to advise each of the Dealer Managers from day to day during the pendency of the Offers of all transfers of such Debentures and Eurobonds, such notification consisting of the names and addresses of the transferor and transferee of any Debentures and Eurobonds and the date of such transfer. On or prior to the Commencement Date, the CEMEX Parties will have made appropriate arrangements, to the extent applicable, with the applicable Book-entry Transfer Facilities and the Exchange Agents to allow for the book-entry movement of the tendered Debentures and Eurobonds between the Exchange Agents and the applicable Book-entry Transfer Facilities (and its participants) during the Offers. The Dealer Managers agree to use such information only in connection with the Offers and not to furnish such information to any persons except in connection with the Offers.

(d) The Offering Documents have been or will be prepared and approved by, and are the sole responsibility of, the CEMEX Parties. The CEMEX Parties will furnish you, at their expense, with as many copies as you may reasonably request of the Offering Documents and you are authorized to use copies of the Offering Documents in connection with the performance of your duties hereunder. The CEMEX Parties agree that, a reasonable time prior to using or filing with the U.S. Securities and Exchange Commission (the “Commission”), or any other non-U.S. governmental or regulatory agency, authority or instrumentality or court or arbitrator, or any other U.S. federal, state or local governmental or regulatory agency, authority or instrumentality or court or arbitrator, including, but not limited to, the Irish Stock Exchange (the “ISA”) (collectively, “Other Agency”), or sending to any Holder of Debentures or Eurobonds, any Offering Documents or any amendments or supplements thereto, they will submit copies of such materials to you and will give reasonable consideration to your and your counsel’s comments, if any, thereon, and will not use, permit the use of or file such materials with the Commission or any Other Agency to which you reasonably object. In the event that any of the CEMEX Parties uses or permits the use of, or files with the Commission or any Other Agency, any Offering Documents or material amendments or supplements thereto (i) which have not been submitted to you for your comments, or (ii) which have been so submitted and with respect to which you reasonably object prior to any such use or filing by any of the CEMEX Parties, then each of you shall be entitled to withdraw as Dealer Manager in connection with the Offers without any liability or penalty to any of you or any other Indemnified Person (as defined in Annex A hereof) and without loss of any right to the payment of all reasonable and documented fees and expenses payable hereunder which have accrued or been incurred to the date of such withdrawal, it being understood that the fees agreed to by the parties pursuant to Section 2 hereof are only payable upon successful consummation of the Offers.

(e) The CEMEX Parties will cause (i) copies of the Perpetual Exchange Offering Documents to be mailed or otherwise delivered or made available to each Holder of the Debentures as soon as reasonably practicable after the date of the Perpetual Exchange Offering Memorandum, and thereafter, to the extent reasonably practicable and until the expiration of the Perpetual Exchange Offers (the “Perpetual Exchange Expiration Date”), to each person who becomes a Holder of the Debentures, and (ii) copies of the Eurobond Exchange Offering Documents to be mailed or otherwise delivered or made available to each Holder of Eurobonds as soon as reasonably practicable after the date of the Eurobond Exchange Offering Memorandum, and thereafter, to the extent reasonably practicable and until the expiration of the Eurobond Exchange Offer (the “Eurobond Exchange Expiration Date” and, together with the Perpetual Exchange Expiration Date, the “Expiration Date”), to each person who becomes a Holder of the Eurobonds. The CEMEX Parties shall ensure that the distribution and delivery of each of the Eurobond Exchange Offering Documents and the Perpetual Exchange Offering Documents shall comply with (i) any applicable provision of the Financial Services and Markets Act 2000 (the “FSMA”) including, but not limited to, Section 21 of the FSMA (in conjunction with any applicable exemptions thereto), and (ii) legislation of any country restricting or otherwise legislating for the delivery of such documentation to potential recipients.

(f) Except as otherwise required by the Commission, Other Agency, by law, rule or regulation, the CEMEX Parties will not make, prepare, use, authorize, approve, refer to or publish, in each case, any material in connection with the Offers, other than the Offering Documents and any Additional Material (as defined below), or refer to any Dealer Manager in any such material, without the prior written approval of such Dealer Manager (which shall not be unreasonably withheld). Each Dealer Manager agrees that it will not use, authorize, approve, refer to or publish, in each case, any material in connection with the Offers, other than the statements that are set forth in, or derived from and consistent with, the Offering Documents and any Additional Material without the prior written consent of the CEMEX Parties (which shall not be unreasonably withheld). The CEMEX Parties authorize each of the Dealer Managers, in accordance with their customary practices and consistent with industry practice, to communicate generally regarding the Offers with the Holders and their authorized agents in connection with the Offers and in accordance with this Agreement (including Section 5 hereof). The CEMEX Parties authorize each of the Dealer Managers to use the Offering Documents and any Additional Material in connection with the Offers and for such period of time as any such materials are required by law to be delivered in connection therewith and in accordance with this Agreement (including Section 5 hereof). The Dealer Managers shall not have any obligation to cause any Offering Documents or any Additional Material to be transmitted generally to the Holders of Debentures or Eurobonds.

(g) The CEMEX Parties will advise you promptly, after they receive notice, or otherwise become aware, of (i) the occurrence of any event that could reasonably be expected to cause the CEMEX Parties to withdraw, rescind or terminate any of the Offers or would permit the CEMEX Parties to exercise any right not to exchange Debentures or Eurobonds tendered pursuant to any of the Offers for New Senior Secured Notes, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would require the making of any change in any of the Offering Documents then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or as a result of which the Offering Documents as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (iii) any proposal by any of the CEMEX Parties or any of the Capital SPVs or requirement to make, amend or supplement any Offering Document or any filing in connection with the Offers pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations promulgated by the Commission thereunder (the “Regulations”) or any other applicable law, rule or regulation, (iv) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning any of the Offers or any document incorporated by reference in the Offering Documents (and, if in writing, the CEMEX Parties will furnish you with a copy thereof), (v) any material developments concerning any of the CEMEX Parties or any of the Capital SPVs or any of the Offers, including, without limitation, the commencement of any material lawsuit concerning the CEMEX Parties or any of the Offers and (vi) any change in the rating accorded to CEMEX, S.A.B. de C.V., the New Senior Secured Notes or any other debt issued or guaranteed by any of the CEMEX Parties by any “nationally recognized statistical rating organization” as such term is defined by the Commission for purposes of Section 3(a)(62) under the Exchange Act. The CEMEX Parties agree to provide you with any other information relating to any of the Offers, the Offering Documents or this Agreement that you may from time to time reasonably request in writing. In addition, if prior to the Expiration Date any event occurs as a result of which any Offering Documents or any clearing systems notices, other notices or press releases in connection with the Offers will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading, the CEMEX Parties shall, promptly upon becoming aware of any such event, advise the Dealer Managers of such event and, as promptly as reasonably practicable under the circumstances but in any event prior to the Exchange Date, prepare and furnish copies of such amendments or supplements of any such Offering Document to the Dealer Managers and

Holders, so that the statements in such Offering Document (as so amended or supplemented and including any documents incorporated by reference therein (together the “Additional Material”)), will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein at the time such Additional Material is delivered or is to be delivered to a Holder, not misleading, and the Dealer Managers agree not to use the Offering Documents, in such case, until the Offering Documents are so supplemented or amended.

(h) The CEMEX Parties acknowledge and agree that you shall have no liability (in tort, contract or otherwise) to any of the CEMEX Parties, their affiliates or any other person for any losses, claims, damages, liabilities and expenses (each a “Loss” and, collectively, the “Losses”) arising from any act or omission on the part of any broker or dealer in securities (a “Dealer”), bank or trust company, or any other person in connection with the Offers, and neither of the Dealer Managers nor any of their affiliates shall be liable for any Losses arising from their own acts or omissions in performing their obligations as Dealer Managers or as a Dealer in connection with the Offers, except for any such Losses that are finally judicially determined to have resulted primarily from any of the Dealer Managers’ or any of their affiliates’ bad faith, gross negligence or willful misconduct. In soliciting or obtaining tenders of Debentures and Eurobonds for New Senior Secured Notes, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of any of the CEMEX Parties or Capital SPVs or any of their affiliates, and you shall not be deemed the agent of any Dealer, bank or trust company or an agent of, or a fiduciary or a financial advisor to any of the CEMEX Parties or Capital SPVs or any of their affiliates, equity holders, creditors or any other person. In soliciting or obtaining tenders of Debentures and Eurobonds for New Senior Secured Notes, you shall not be, nor shall you be deemed for any purpose, to act as a partner or joint venturer of, or a member of a syndicate or group with any of the CEMEX Parties or Capital SPVs or any of their affiliates in connection with the Offers, any exchange of Debentures and Eurobonds for New Senior Secured Notes or otherwise, and none of the CEMEX Parties, the Capital SPVs, nor any of their affiliates shall be deemed to act as your agents. The CEMEX Parties shall have sole authority for the acceptance or rejection of any and all tenders of Debentures and Eurobonds.

(i) The CEMEX Parties and the Capital SPVs acknowledge and agree that (i) you have been retained solely to provide the services set forth herein, and in rendering such services you shall act as an independent contractor and any duties arising out of your engagement hereunder shall be owed solely to CEMEX Parties; (ii) you may perform the services contemplated hereby through or in conjunction with your affiliates, and any of your affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms and conditions of this Agreement; (iii) you are a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services, and in the ordinary course of business, you and your affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for your own account or the accounts of customers, in debt or equity securities of the CEMEX Parties, the Capital SPVs, their respective affiliates or other entities that may be involved in the transactions contemplated hereby; (iv) any of you or your respective affiliates may deal in investments as principal or agent for more than one party or may make recommendations to buy or sell a designated investment in which any of you or any of your respective affiliates may have a long or short position or in which one of you or your respective affiliate’s customers has given instructions to buy or sell; (v) any of you may in your sole discretion continue to own or dispose of, in any manner you may elect, any Debentures or Eurobonds you may beneficially own at the date of this Agreement or hereafter acquire, in any such case subject to applicable law, and in particular, none of you has any obligation to the CEMEX Parties or the Capital SPVs, pursuant to this Agreement or otherwise, to exchange or refrain from exchanging Debentures or Eurobonds beneficially owned by you pursuant to the Offers or to otherwise take, or refrain from taking, any action in respect of the Offers; and (vi) you are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction, and the CEMEX Parties and the Capital SPVs must consult with their own advisors concerning such matters and will be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and you shall have no responsibility or liability to the CEMEX Parties or the Capital SPVs or their respective security holders with respect thereto.

(j) To the extent the CEMEX Parties elect to consummate one or more of the Offers, the CEMEX Parties agree to exchange the New Senior Secured Notes for the applicable Debentures or Eurobonds, as the case may be, of the Holders entitled thereto and who have validly tendered and not validly withdrawn their Debentures or Eurobonds in such Offers in accordance with the terms (as may be amended) set forth in the Offering Documents. Each CEMEX Party agrees not to exchange any Debentures or Eurobonds during the term of the Offers except pursuant to and in accordance with the Offers or as otherwise agreed in writing by the parties hereto and permitted under applicable laws and regulations.

(k) Other than as proposed by the CEMEX Parties and consented to by the Dealer Managers, which consent will not be unreasonably withheld, no broker, investment banker, financial advisor or other person, other than the Dealer Managers, are entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offers based upon arrangements made by or on behalf of the CEMEX Parties, the Capital SPVs or any of their subsidiaries.

2. Compensation and Expenses.

(a) The CEMEX Parties jointly and severally agree to pay the Dealer Managers, as compensation for their services as Dealer Managers in connection with the Offers, the fees calculated and payable as agreed between the CEMEX Parties and you, and to pay directly or reimburse you, as the case may be, for certain reasonable expenses incurred in connection with the Offers, as agreed between the CEMEX Parties and you.

3. Representations, Warranties and Agreements of the CEMEX Parties. The CEMEX Parties, jointly and severally, represent, warrant and agree that as of (i) the Commencement Date, (ii) the expiration of the early tender period relating to the Offers (the “Early Participation Date”), (iii) the Expiration Date, and (iv) the Exchange Date (in each case, unless made with respect to a specific date, in which case they are true and correct as of such date) that:

(a) Subject to compliance by the Dealer Managers with the representations and warranties set forth in Section 6 hereof and with the procedures set forth in the Offering Documents, it is not necessary in connection with the offer, issuance and delivery of the New Senior Secured Notes to Holders who have validly tendered and not validly withdrawn their

Debentures or Eurobonds in the Offers to register the New Senior Secured Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) None of the CEMEX Parties nor any of their respective affiliates (as such term is defined in Rule 501 under the Securities Act), nor any person acting on any of their behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the New Senior Secured Notes in a manner that would require the New Senior Secured Notes to be registered under the Securities Act. None of the CEMEX Parties nor any of their respective affiliates, or any person acting on its or any of their behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has engaged or will engage, in connection with the offering of the New Senior Secured Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those New Senior Secured Notes sold in reliance upon Regulation S, (i) none of the CEMEX Parties nor any of their respective affiliates nor any person acting on its or their behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) the CEMEX Parties and their respective affiliates and any person acting on their behalf (other than the Dealer Managers, as to whom no representation or warranty is made) have complied and will comply with the offering restrictions set forth in Regulation S.

(c) The New Senior Secured Notes are eligible for resale pursuant to Rule 144A and will not be, at the Exchange Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The CEMEX annual report on Form 20-F for the year ended December 31, 2010, incorporated by reference in the Offering Documents, when filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and the documents incorporated by reference in the Offering Documents, when filed with the Commission, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Each of the CEMEX Parties has been duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized with power and authority to own or lease, as the case may be, and to operate its properties and conduct its businesses as described in the Offering Documents, and, if applicable, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification of such person is subject to no material liability or disability by reason of the failure to be so qualified.

(f) Each of the CEMEX Parties has full right, power and authority to execute and deliver each of the Transaction Documents to which they are a party and to perform their respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(g) All the outstanding shares of capital stock or other equity interests of CEMEX have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Offering Documents and Section 3(k) below, and except for the security interest created under the Transaction Security Documents, all outstanding shares of capital stock or other equity interests of the significant subsidiaries of CEMEX are owned by CEMEX either directly or through wholly-owned and majority-owned subsidiaries, free and clear of any security interest, claim, lien or encumbrance.

(h) This Agreement has been duly and validly authorized, executed and delivered by each of the CEMEX Parties and, assuming that this Agreement is a valid and legally binding obligation of the Dealer Managers, constitutes a valid and legally binding obligation of each of the CEMEX Parties, enforceable against them in accordance with its terms, except as enforceability may be limited by the effects of bankruptcy, concurso mercantil, quiebra, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”) and except as the enforceability of the indemnity provisions thereof may be limited by considerations of public policy; and this Agreement conforms in all material respects to the description hereof contained in the Offering Documents, as amended or supplemented at such date.

(i) As of the Exchange Date, the New Senior Secured Notes will be duly secured by a first-priority security interest in the Collateral on an equal and ratable basis with (i) the indebtedness under the Financing Agreement, (ii) the notes (or similar instruments, including long-term certificados bursátiles) outstanding on the date of the Financing Agreement which are not subject to the Financing Agreement but are required to be secured pursuant to their terms, (iii) the U.S. Dollar-denominated 9.50% Senior Secured Notes due 2016, (iv) the Euro-denominated 9.625% Senior Secured Notes due 2017, (v) the U.S. Dollar-denominated 9.25% Senior Secured Notes due 2020, (vi) the Euro-denominated 8.875% Senior Secured Notes due 2017, (vii) the U.S. Dollar denominated 9.000% Senior Secured Notes due 2018, and (viii) the Floating Rate Senior Secured Notes due 2015, but holding a New Senior Secured Note will not grant its holders the right to direct the foreclosure or the right to foreclose on the Collateral pursuant to the terms of the Intercreditor Agreement.

(j) The shares that constitute the Collateral are fully paid and non assessable and not subject to any option to purchase or similar rights and are free and clear of any lien, pledge, security interest or encumbrance, except for the security interest created under the Transaction Security Documents. The constitutional documents of the companies whose shares are subject to the Collateral do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Collateral. There are no agreements in force which provide for the issue or allotment of, any share or loan capital of CEMEX or any of its subsidiaries (including any option or right of pre-emption or conversion) other than (i) mandatory pre-emptive rights and the obligation of CEMEX to deliver CEMEX shares under the convertible bond of CEMEX obligaciones forzosamente convertibles en acciones representativas del capital social de CEMEX, dated as of December 10, 2009; (ii) arising under applicable law in favor of shareholders generally; (iii) arising under any obligation in respect of any stock option plan, restricted stock plan or retirement plan which CEMEX or any of its subsidiaries customarily provides to its employees, consultants and directors; and (iv) arising under any obligation in respect of the 4.875% Convertible Subordinated Notes due 2015, 3.25% Convertible Subordinated Notes due 2016 and 3.75% Convertible Subordinated Notes due 2018.

(k) Under the Transaction Security Documents, the Collateral is granted over all the issued share capital in each of CEMEX and its subsidiaries whose shares are subject to the Collateral except:

(i)	in the case of CEMEX España:

(A)	0.244% of the issued share capital, comprised of shares owned by subsidiaries of CEMEX España; and

(B)	0.1164% of the issued share capital, comprised of shares owned by persons that are not subsidiaries or affiliates of CEMEX;

(ii)	in the case of CEMEX Trademarks Holding Ltd., 0.4326% of the issues share capital, comprised of shares owned by CEMEX Inc.;

(iii)	in the case of each Mexican company whose shares are the subject to the Collateral (except in the case of CEMEX México), the single share held by a minority shareholder that is either CEMEX or any of its subsidiaries;

(iv)	in the case of CEMEX México, 0.1245% of the issued share capital, comprised of shares owned by CEMEX, Inc.

(l) The Offering Documents and the Additional Material, taken as a whole, comply in all material respects with all applicable requirements of the U.S. federal securities laws; applicable EU laws and regulations including, but not limited to, the Prospectus Directive and the applicable rules of the Irish Stock Exchange, Professional Securities Market of the London Stock Exchange and the FSMA; and, to the knowledge of CEMEX, except as would not materially adversely affect the consummation of the Offers, all other applicable non-U.S. and non-EU laws; and the Offering Documents and the Additional Material, taken as a whole, (i) do not, and at all times during the period of the Offers will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) contains all such information which, according to the particular nature of the CEMEX Parties and the Offers, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses of CEMEX and of the rights attaching to the New Senior Secured Notes and the guarantees thereof; provided that the CEMEX Parties make no representation and warranty with respect to any statements or omissions made in the Offering Documents in reliance upon and in conformity with information relating to the Dealer Managers furnished to the CEMEX Parties in writing by the Dealer Managers expressly for use in the Offering Documents (which for purposes of this proviso consists solely of the name and address of each Dealer Manager). The CEMEX Parties have not distributed and will not distribute, prior to the Exchange Date, any offering material in connection with the Offers other than the Offering Documents and Additional Material.

(m) The consolidated audited historical financial statements of CEMEX and its consolidated subsidiaries included or incorporated by reference in the Offering Documents present fairly in all material respects the financial condition, results of operations and cash flows of CEMEX and its consolidated subsidiaries as of the dates and for the periods indicated and have been prepared in conformity with Mexican FRS (as defined below) applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the selected financial data set forth under the caption “Selected Consolidated Financial Information” in the Offering Documents fairly present, on the basis stated in the Offering Documents, the information included therein.

(n) The consolidated audited historical annual accounts of CEMEX España and its consolidated subsidiaries included or incorporated by reference in the Offering Documents present a fair view (imagen fiel), in all material respects, of the consolidated equity and the consolidated financial position of CEMEX España and its consolidated subsidiaries and of the consolidated results of operations and consolidated cash flows thereof as of the dates and for the periods indicated and have been prepared in conformity with prevailing legislation, the Spanish General Chart of Accounts approved by Royal Decree 1514/2007, dated November 16, 2007, approving the General Accounting Plan, and Royal Decree 1815/1991, approving the standards for the preparation of consolidated annual accounts, considering the accounting principles set out in the Spanish Institute of Accountants and Auditors Note and its developing regulations (“Spanish GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(o) Except as described in the Offering Documents, since December 31, 2011, (i) there has not been any change in the capital stock or long-term debt of CEMEX or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by CEMEX on any class of capital stock; and (ii) there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of CEMEX and its subsidiaries taken as a whole; and (iii) neither CEMEX nor any of its subsidiaries has entered into any transaction or agreement that is material to CEMEX and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to CEMEX and its subsidiaries taken as a whole.

(p) As of the Expiration Date, the Indenture will be duly and validly authorized by each of the CEMEX Parties, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, and provided that the CEMEX Parties have previously published the announcement relating to the issuance of the New Senior Secured Notes in the Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil) and granted, filed with the Spanish tax authorities and registered with the Mercantile Registry of Madrid the public deed of issuance of the New Secured Senior Notes, will constitute a valid and legally binding agreement of each of the CEMEX Parties enforceable against each of them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(q) The New Senior Secured Notes have been duly and validly authorized by CEMEX España and, when duly executed, authenticated, issued and delivered as provided in the Indenture and exchanged for Debentures in accordance with the terms of the Perpetual Exchange Offers or Eurobonds in accordance with the terms of the Eurobond Exchange Offer, and, in each case, provided that the CEMEX Parties have previously published the announcement relating to the issuance of the New Senior Secured Notes in the Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil) and granted, filed with the Spanish tax authorities and registered with the Mercantile Registry of Madrid the public deed of issuance of the New Secured Senior Notes, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of CEMEX España enforceable against CEMEX España in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and as of the Expiration Date, the Guarantees will be duly authorized by each of the Guarantors, and, when the New Senior Secured Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and exchanged for Debentures or Eurobonds in accordance with the terms of the Offers, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(r) The New Senior Secured Notes, the Guarantees, the Security Documents and the Indenture will conform in all material respects to the descriptions thereof contained in the Offering Documents. The statements in the Offering Documents under the headings, as the case may be, “General Terms of the Debenture Exchange Offer,” “General Terms of the Eurobond Exchange Offer,” “Spanish Taxation,” “Luxembourg Taxation,” “Netherlands Taxation,” “Mexican Taxation” and “Certain U.S. Federal Income Tax Considerations,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

(s) There is no, and the execution, delivery and performance by each of the CEMEX Parties of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not result in any, violation or default of (i) any provision of its organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which CEMEX or its subsidiaries is a party or bound or to which their property is subject (including the Financing Agreement, the Intercreditor Agreement, the Transaction Security Documents, the Debenture Indentures, the DCN Indentures, the Trust Deed and the indentures governing the U.S. Dollar-denominated 9.50% Senior Secured Notes due 2016, the Euro-denominated 9.625% Senior Secured Notes due 2017, the U.S. Dollar-denominated 9.25% Senior Secured Notes due 2020, the Euro-denominated 8.875% Senior Secured Notes due 2017, the U.S. Dollar-denominated 9.000% Senior Secured Notes due 2018 and the Floating Rate Senior Secured Notes due 2015); or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to CEMEX or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over CEMEX or any of its subsidiaries or any of their respective properties, as applicable, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below) or materially adversely affect the consummation of the Offers.

(t) No consent, approval, authorization, order, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance by any of the CEMEX Parties of any of the Transaction Documents, the making or consummation of the Offers or the consummation of the other transactions contemplated by this Agreement, the Offering Documents or any Additional Material, other than (i) the publication of the announcement related to the issue of the New Senior Secured Notes in the Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil); (ii) the granting, filing with the Spanish tax authorities and registration of the public deed of issuance of the New Secured Senior Notes and the disbursement notarial minutes with the Mercantile Registry of Madrid; (iii) the approval for listing the New Euro Senior Secured Notes on the Irish Stock Exchange; and (iv) as otherwise disclosed in the Offering Documents or any Additional Material.

(u) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving CEMEX or any of its subsidiaries or their respective property is pending or, to the best knowledge of CEMEX, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture, the New Senior Secured Notes and the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of CEMEX and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto).

(v) KPMG Cárdenas Dosal, S.C., which has delivered its report with respect to the financial statements of CEMEX and its consolidated subsidiaries included or incorporated by reference in the Offering Documents, is an independent auditor with respect to CEMEX within the meaning of article 2.21 of the Mexican Institute of Public Accountants’ Code of Professional Conduct and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board.

(w) KPMG Auditores, S.L., which has delivered its report with respect to the audited consolidated annual accounts of CEMEX España incorporated by reference in the Offering Documents, is an independent auditor with respect to CEMEX España in accordance with local auditing standards.

(x) Each of CEMEX and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except (i) for such properties the loss of which would not reasonably be expected to result in a Material Adverse Effect and (ii) as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement).

(y) None of the CEMEX Parties is, and after giving effect to the issuance and delivery of the New Senior Secured Notes and the Guarantees, will be, an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(z) CEMEX and each of its subsidiaries have filed all applicable tax returns that are required to be filed by them or have requested extensions of the period applicable for the filing of such returns (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto)) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto).

(aa) CEMEX and each of its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except to the extent that the failure to have such license, certificate, permit or authorization would not reasonably be expected to have a Material Adverse Effect and except, as described in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto), and neither CEMEX nor any of its subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto).

(bb) No labor problem or dispute with the employees of CEMEX or any of its subsidiaries exists or is threatened or imminent, and CEMEX is not aware of any existing or imminent labor disturbance by the employees of any of its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto).

(cc) Each of CEMEX and its subsidiaries (i) is in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) has received and is in compliance with all permits, licenses or other approvals required under applicable Environmental Laws to conduct its businesses; and (iii) has not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto). Except as set forth in the Offering

Documents, neither CEMEX nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(dd) In the ordinary course of its business, CEMEX periodically reviews the effect of Environmental Laws on the business, operations and properties of CEMEX and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, CEMEX has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto).

(ee) CEMEX and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of CEMEX and CEMEX España in conformity with Mexican FRS or Spanish GAAP, as the case may be, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. CEMEX’s and each of its subsidiaries’ internal controls over financial reporting are effective, and neither CEMEX nor any of its subsidiaries is aware of any material weakness in its internal control over financial reporting. CEMEX and each of its subsidiaries maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(ff) CEMEX and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring CEMEX or any of its subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect; CEMEX and its subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by CEMEX or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither CEMEX nor any of its subsidiaries has been refused any material insurance coverage sought or applied for; and neither CEMEX nor any of its subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Offering Documents (exclusive of any amendment or supplement thereto).

(gg) None of CEMEX, any of its subsidiaries nor, to the knowledge of CEMEX, any director, officer, agent, employee, associate (with respect to clause (ii) below only)

or affiliate of CEMEX is aware of or has taken any action, directly or indirectly, that would result in (i) a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) a violation of, or offence being permitted pursuant to, the Bribery Act 2010 (the “Bribery Act”); and CEMEX, its subsidiaries and, to the knowledge of CEMEX, its affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith (including procedures designed to prevent bribery).

(hh) The operations of CEMEX and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving CEMEX or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of CEMEX, threatened.

(ii) None of CEMEX, any of its subsidiaries or, to the knowledge of CEMEX, any director, officer, agent, employee, affiliate or representative of CEMEX or any of its subsidiaries is an individual or entity currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or, to the best knowledge of CEMEX, other relevant sanctions authority (collectively, “Sanctions”), nor is CEMEX located, organized or resident in a country or territory that is the subject of Sanctions. Furthermore, the Company represents and covenants that it is in compliance with Council Regulation (EU) No 961/2010 of 25 October 2010 on restrictive measures against Iran and repealing Regulation (EC) No 423/2007. There is and has been no failure on the part of CEMEX or CEMEX’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(jj) Neither CEMEX nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of CEMEX España, CEMEX Finance or any of the Capital SPVs to facilitate the sale or resale of the New Senior Secured Notes.

(kk) No stop order, restraining order or denial of an application for approval has been issued and no proceedings, litigation or investigation have been initiated or, to the best of the CEMEX Parties’ knowledge, threatened before the Commission or any Other Agency with respect to the making or consummation of the Offers or the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the Offering Documents.

(ll) None of the CEMEX Parties has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of a CEMEX Party or a Capital SPV (except as contemplated in this Agreement).

(mm) In connection with the Offers, the CEMEX Parties have complied, and will continue to comply, in all material respects with the applicable provisions of the Exchange Act and the Regulations, including, without limitation, Sections 10 and 14 of the Exchange Act and Rules 10b-5 and l4e-l thereunder.

(nn) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or exchange by CEMEX España, Luxembourg Branch of the New Senior Secured Notes.

(oo) CEMEX is a “foreign private issuer,” as defined in Rule 405 of the Securities Act.

(pp) As of the Exchange Date, each of the Security Documents will be duly authorized by each of the CEMEX Parties party thereto. If the Security Documents are entered into on or prior to the date hereof, each of the Security Documents have been duly executed and delivered by each of the CEMEX Parties party thereto. If the Security Documents are entered into on or prior to the Exchange Date, each of the Security Documents will have been duly executed and delivered by each of the CEMEX Parties party thereto on such date. When the Security Documents have each been duly executed and delivered, the Security Documents will be valid and binding agreements of each of the CEMEX Parties party thereto and create a valid and binding lien on the collateral (as defined in the Offering Documents) on the Exchange Date securing the New Senior Secured Notes and enforceable against each of the CEMEX Parties in accordance with their terms, except as enforceability may be limited by the terms thereof and the Enforceability Exceptions. As used herein, “Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, including without limiting the foregoing the Intercreditor Agreement, creating the security interests in the Collateral as contemplated by the Indenture.

(qq) Except for limitations with respect to the New Senior Secured Notes and Guarantees (and for the purposes of this representation, such limitations described in the Offering Memoranda shall also apply to any Transaction Document) as described in the Offering Memoranda or as is not material to a holder of New Senior Secured Notes, the legality, validity, enforceability or admissibility into evidence of any of the Offering Documents, any Additional Material or any Transaction Document in any jurisdiction in which CEMEX or other CEMEX Party (a “Foreign Subsidiary”) is organized is not dependent upon such document being submitted into, filed or recorded with any court or other authority in any such jurisdiction on or before the date hereof or that any tax, imposition or charge be paid in any such jurisdiction on or in respect of any such document.

(rr) It is not necessary under the laws of any jurisdiction in which CEMEX or any Foreign Subsidiary is organized that any of the holders of the New Senior Secured Notes be licensed, qualified or entitled to carry on business in any such jurisdiction by reason of the execution, delivery, performance or enforcement of any of the Transaction Documents.

(ss) Except for limitations with respect to the New Senior Secured Notes and Guarantees (and for the purposes of this representation, such limitations, described in the Offering Memoranda shall also apply to any Transaction Document) as described in the Offering Memoranda or as is not material to a holder of New Senior Secured Notes, a holder of the New Senior Secured Notes, the Trustee and each Dealer Manager are each entitled to sue as plaintiff in the courts of the jurisdiction of formation and domicile of any CEMEX Party for the enforcement of their respective rights under any Transaction Document and such access to such courts will not be subject to any conditions which are not applicable to residents of such jurisdiction or a company incorporated in such jurisdiction, other than the requirement to post a bond or guarantee with respect to court costs and legal fees. This Agreement, the Indenture and the New Senior Secured Notes are in proper legal form under the laws of the jurisdiction of formation and domicile of the CEMEX Parties for the enforcement thereof against the CEMEX Parties.

(tt) Except for limitations with respect to the New Senior Secured Notes and Guarantees (and, for the purposes of this representation, such limitations described in the Offering Memoranda shall also include those described in any Transaction Document) as described in the Offering Memoranda or as are not material to a holder of New Senior Secured Notes, subject to such qualifications and assumptions as are set forth in the opinion of relevant local counsel for the CEMEX Parties or the Dealer Managers, the courts of the jurisdiction of formation and domicile of the CEMEX Parties will recognize and enforce a judgment obtained against the CEMEX Parties in any federal or state court located in the borough of Manhattan in the City of New York in an action arising out of or in connection with the Offering Documents, any Additional Material or any Transaction Document, in each case, without considering the merits thereof.

(uu) The choice of law provisions set forth in this Agreement and the Indenture are legal, valid and binding under the laws of the jurisdiction of formation and domicile of the CEMEX Parties and, subject to such qualifications and assumptions as are set forth in the opinion of relevant local counsel for the CEMEX Parties or the Dealer Managers, will be recognized and given effect to by the courts of the jurisdiction of formation and domicile of the CEMEX Parties. The CEMEX Parties have the power to submit, and pursuant to Section 14 of this Agreement have, to the extent permitted by law, legally, validly, effectively and irrevocably submitted, to the jurisdiction of any New York State or United States Federal court sitting in The City of New York, and has the power to designate, appoint and empower, and pursuant to Section 14 of this Agreement, has legally, validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under this Agreement in any New York State or United States Federal court sitting in The City of New York.

(vv) The CEMEX Parties, and their obligations under this Agreement and the Indenture, are subject to civil and commercial law and to suit and neither they nor any of their properties, assets or revenues have any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, with respect to their obligations or liabilities or any other matter under or arising out of or in connection with this Agreement or the Indenture; and, to the extent that the CEMEX Parties or any of their properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the CEMEX Parties have waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in this Agreement and the Indenture.

Any certificate signed by any officer of CEMEX or any of its subsidiaries and delivered to you or your counsel in connection with the Offers shall be deemed a representation and warranty by the CEMEX Parties as to matters covered thereby, to each Dealer Manager.

4. Representations, Warranties and Agreements of the Capital SPVs. Each Capital SPV severally and not jointly, represents, warrants and agrees as to itself and not to any of the other Capital SPVs, that as of (i) the Commencement Date, (ii) the Early Participation Date, (iii) the Expiration Date, and (iv) the Exchange Date (in each case, unless made with respect to a specific date, in which case they are true and correct as of such date):

(a) Neither the Capital SPV nor any of its affiliates (as such term is defined in Rule 501 under the Securities Act), nor any person acting on its behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the New Senior Secured Notes in a manner that would require the New Senior Secured Notes to be registered under the Securities Act. Neither the Capital SPV nor any of its affiliates, nor any person acting on its behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has engaged or will engage, in connection with the offering of the New Senior Secured Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those New Senior Secured Notes sold in reliance upon Regulation S, (i) neither the Capital SPV nor any of its affiliates nor any person acting on its behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) neither the Capital SPV nor any of its affiliates and any person acting on its behalf (other than the Dealer Managers, as to whom no representation or warranty is made) has complied and will comply with the offering restrictions set forth in Regulation S.

(b) The Capital SPV does not own any of the Debentures.

(c) The Capital SPV has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized with power and authority to own or lease, as the case may be, and to operate its properties and conduct its businesses as described in the Offering Documents, and, if applicable, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification of such person or is subject to no material liability or disability by reason of the failure to be so qualified.

(d) The Capital SPV has full right, power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(e) This Agreement has been duly and validly authorized, executed and delivered by the Capital SPV and, assuming that this Agreement is a valid and legally binding obligation of the Dealer Managers, constitutes a valid and legally binding obligation of such Capital SPV, enforceable against it in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions and except as the enforceability of the indemnity provisions hereof may be limited by considerations of public policy.

(f) No consent, approval, authorization, order, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance by the Capital SPV of any of the Transaction Documents, the making or consummation of the Offers or the consummation of the other transactions contemplated by this Agreement, the Transaction Documents, the Offering Documents or any Additional Material, other than as disclosed in the Offering Documents or any Additional Material.

(g) Neither the Capital SPV nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of any CEMEX Party or any of the Capital SPVs or to facilitate the sale or resale of the New Senior Secured Notes.

(h) The Capital SPV has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of a CEMEX Party or a Capital SPV (except as contemplated in this Agreement).

(i) In connection with the Offers, the Capital SPV has complied, and will continue to comply, in all material respects with the applicable provisions of the Exchange Act and the Regulations, including, without limitation, Sections 10 and 14 of the Exchange Act and Rules 10b-5 and l4e-l thereunder.

(j) There is no, and the execution, delivery and performance by the Capital SPV of this Agreement, the Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not result in any, violation or default of (i) any provision of its organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Capital SPV or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Capital SPV or any of its subsidiaries or any of their respective properties, as applicable, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially adversely affect the consummation of the Offers.

Any certificate signed by any officer of the Capital SPV or any of its subsidiaries and delivered to you or your counsel in connection with the Offers shall be deemed a representation and warranty by such Capital SPV as to matters covered thereby, to each Dealer Manager.

5. Further Agreements of the CEMEX Parties. The CEMEX Parties, jointly and severally, covenant and agree with the Dealer Managers that:

(a) The CEMEX Parties will qualify the New Senior Secured Notes for issuance and distribution under the securities or Blue Sky laws of such jurisdictions as the Dealer Managers shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the New Senior Secured Notes; provided that none of the CEMEX Parties shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject, or (iv) otherwise incur unreasonable expense in connection with any such qualification.

(b) While the New Senior Secured Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, CEMEX will, during any period in which CEMEX is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the New Senior Secured Notes and prospective purchasers of the New Senior Secured Notes designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) The CEMEX Parties will use reasonable efforts to cause the New Senior Secured Notes to be admitted to the official list of, and traded on, the Irish Stock Exchange.

(d) The CEMEX Parties will assist the Dealer Managers in arranging for the New Senior Secured Notes to be eligible for clearance and settlement through DTC, Euroclear and Clearstream, as applicable.

(e) The CEMEX Parties will not, and will not permit any of their respective subsidiaries (as defined in Rule 144 under the Securities Act) to, resell any New Senior Secured Notes acquired by them prior to the first anniversary of the Exchange Date.

(f) None of the CEMEX Parties nor any of their respective affiliates (as defined in Rule 501 under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New Senior Secured Notes in a manner that would require registration of the New Senior Secured Notes under the Securities Act.

(g) None of the CEMEX Parties will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization (as such term is used in Regulation M) or unlawful manipulation of the price of the New Senior Secured Notes.

(h) Each certificate for a New Senior Secured Note will bear the legend contained in “Transfer Restrictions” in the applicable Offering Memoranda for the time period and upon the other terms stated in the applicable Offering Memoranda.

(i) The Capital SPVs will cause all Debentures tendered and accepted for exchange in the Offers to be cancelled; and New Sunward, following instructions, will cause an amount of Existing DCNs equal to the aggregate principal amount of the corresponding Debentures validly tendered and accepted in the Offers to be cancelled.

(j) CEMEX Finance will cause all Eurobonds validly tendered and accepted for exchange in the Offers to be cancelled. CEMEX Finance shall ensure that any such cancellation is in accordance with the rules of the Professional Securities Market of the London Stock Exchange on which the Eurobonds are issued and in compliance with any other applicable UK legislation (including, but not limited to, the Listing Rules and the Disclosure Rules contained in the FSA Handbook).

(k) The CEMEX Parties will not extend, amend, waive any condition of or terminate any of the Offers, nor will the CEMEX Parties re-open the Offers within 45 days of the Settlement Date or the date of the termination or withdrawal of the Offers, without giving prior notice thereof to the Dealer Managers.

(l) The CEMEX Parties will not acquire (through prepayment, redemption, purchase or otherwise) any Debentures or Eurobonds prior to the time of settlement on the Exchange Date other than pursuant to the Offers, unless otherwise agreed to by the Dealer Managers.

(m) The CEMEX Parties recognize and consent to the fact that the Dealer Managers (i) will use and rely primarily on the Offering Document and the information provided pursuant to this Agreement in performing the services contemplated by this Agreement and (ii) do not make any representation or warranty as to the accuracy or completeness of the Offering Documents or such other information. Each of the CEMEX Parties will promptly advise the Dealer Managers if any Offering Document or other such information becomes inaccurate in any material respect or is required to be updated.

(n) The CEMEX Parties shall advise, or cause the Exchange Agents to advise the Dealer Managers before 5:00 p.m., New York City time, or as promptly as reasonably practicable thereafter, daily or more frequently if requested as to major tally figures, by telephone or facsimile transmission or by furnishing the Dealer Managers with access to an Internet site established by the Exchange Agents for such purposes with respect to: (i) the number of the Debentures and Eurobonds validly tendered on such day; (ii) upon request, the number of Debentures and Eurobonds defectively tendered on such day; (iii) the number of the Debentures and Eurobonds validly tendered represented by certificates physically held by the

Exchange Agents or for which the Exchange Agents have received confirmation of receipt of book entry transfer of such Debentures and Eurobonds into its account at a book entry transfer facility pursuant to the procedures set forth in the applicable Offering Memorandum on such day; (iv) the number of Debentures and Eurobonds properly withdrawn on such day; (v) the cumulative totals of the number of Debentures and Eurobonds in categories (i) through (iv) above; and (vi) upon request, the names and addresses of the registered owners of the Debentures and Eurobonds who have so tendered in the Offer. On the business day following any such oral communication, the CEMEX Parties shall furnish, or cause the Exchange Agents to furnish, to the Dealer Managers a written or electronic report confirming the above information that has been communicated orally. The CEMEX Parties shall furnish, or cause the Exchange Agents to furnish, to the Dealer Managers such reasonable information on the tendering Holders as may be requested by the Dealer Managers from time to time.

(o) The CEMEX Parties will advise you promptly upon (i) the occurrence of any downgrading or (ii) its receipt of notice of (A) any downgrading, (B) any intended or potential downgrading or (C) any surveillance or review or any changed outlook that does not indicate an improvement in the rating accorded to the Debentures, Eurobonds, the New Senior Secured Notes or any securities of, or guaranteed by, CEMEX by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Section 3(a)(62) under the 1934 Act.

(p) The CEMEX Parties shall or shall cause (i) the announcement relating to the issuance of the New Senior Secured Notes to be published in the Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil) and (ii) the public deed of issuance of the New Secured Senior Notes to be granted, filed with the Spanish tax authorities and registered with the Mercantile Registry of Madrid, in each case on or prior to the Exchange Date.

6. Certain Agreements of the Dealer Managers. Each Dealer Manager (on its own behalf and on behalf of any of its affiliates) represents and agrees to each CEMEX Party that:

(a) such Dealer Manager has not solicited tenders and will not solicit the Holders of Debentures to exchange such Debentures in the Offers, Holders of Eurobonds to exchange such Eurobonds in the Offers or otherwise solicit any offer to buy or sell the New Senior Secured Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and, in the case of any offer to buy or offer to sell the New Senior Secured Notes outside the United States, will only make such offers to persons such Dealer Manager reasonably believes to be persons other than U.S. persons in reliance upon Regulation S under the Securities Act; and

(b) such Dealer Manager has not solicited tenders and will not solicit the Holders of Debentures to exchange such Debentures in the Offers, Holders of Eurobonds to exchange such Eurobonds in the Offers or otherwise solicit any offer to buy the New Senior Secured Notes from or offer to sell the New Senior Secured Notes to any person, (i) except a person it reasonably believes to be an “eligible holder” as defined on the cover page of the applicable Offering Memoranda and (ii) otherwise consistently with the notices set out in the applicable Offering Memoranda under the heading “Notices to investors in certain jurisdictions.”

7. Conditions to Obligations of the Dealer Managers. The obligation of the Dealer Managers as provided herein is subject to the performance by the CEMEX Parties and the Capital SPVs of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) The representations and warranties of the CEMEX Parties and the Capital SPVs shall be true and correct at the specified times during the Offers and at the Exchange Date; and the statements of the CEMEX Parties, the Capital SPVs and their respective officers or attorneys-in-fact made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Commencement Date, the Early Participation Date and the Exchange Date, as applicable.

(b) No event or condition of a type described in Section 3(o) hereof shall have occurred or shall exist, the effect of which in the reasonable judgment of the Dealer Managers makes it impracticable or inadvisable to proceed with the Offers on the terms and in the manner contemplated by this Agreement and the Offering Documents.

(c) The Dealer Managers shall have received on and as of each of the Commencement Date and the Exchange Date, a certificate of an executive officer or attorney-in fact of each of (i) the CEMEX Parties and (ii) if applicable, the Capital SPVs, in each case who has specific knowledge of such CEMEX Party’s and such Capital SPV’s financial matters and is satisfactory to the Dealer Managers confirming that the representations and warranties of each of the CEMEX Parties and each of the Capital SPVs, as applicable, in this Agreement are true and correct in all material respects and that each of the CEMEX Parties and each of the Capital SPVs have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Exchange Date, provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein), provided, that the certificate provided on the Exchange Date shall certify as to such matters at and as of the Early Participation Date and at and as of the Exchange Date. The officer or attorney-in fact signing and delivering such certificate shall do so having made due enquiry and without personal liability to the Dealer Managers as a result thereof and may rely upon the best of his or her knowledge as to proceedings threatened.

(d) On and as of each of the Commencement Date, Early Participation Date and Exchange Date, KPMG Cárdenas Dosal, S.C. shall have furnished to the Dealer Managers, at the request of the CEMEX Parties, letters, dated the respective dates of delivery thereof and addressed to the Dealer Managers, in form and substance reasonably satisfactory to the Dealer Managers, containing statements and information of the type customarily included in accountants’ “comfort letters” with respect to the financial statements and certain financial information contained or incorporated by reference in the Offering Documents; provided that the letter delivered on the Exchange Date shall use a “cut-off’ date no more than five business days prior to the Exchange Date.

(e) On and as of each of the Commencement Date and Exchange Date, KPMG Auditores, S.L. shall have furnished to the Dealer Managers, at the request of the CEMEX Parties, letters, dated the respective dates of delivery thereof and addressed to the Dealer Managers, in form and substance reasonably satisfactory to the Dealer Managers.

(f) Skadden, Arps, Slate, Meagher & Flom LLP, General Counsel for CEMEX, the Secretary of the Board of Directors of CEMEX España, Warendorf, Ogier, Uría Menéndez Abogados, S.L.P., GHR Rechtsanwälte AG and Bonn Steichen Partners, counsel to the CEMEX Parties and the Capital SPVs, shall have furnished to the Dealer Managers their written opinions (including, in the case of Skadden, Arps, Slate, Meagher & Flom LLP, its negative assurance statement), dated as of the Commencement Date and as of the Exchange Date and addressed to the Dealer Managers, in form and substance reasonably satisfactory to the Dealer Managers, provided that the negative assurance statement of Skadden, Arps, Slate, Meagher & Flom LLP provided on the Exchange Date shall provide negative assurance at and as of the Early Participation Date and at and as of the Exchange Date.

(g) The Dealer Managers shall have received dated as of the Commencement Date and as of the Exchange Date, an opinion and a negative assurance statement, in each case of Sullivan & Cromwell LLP and Ritch Mueller, S.C., counsel for the Dealer Managers, with respect to such matters as the Dealer Managers may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters, provided that the negative assurance statement of each of Sullivan & Cromwell LLP and Ritch Mueller, S.C. provided on the Exchange Date shall provide negative assurance at and as of the Early Participation Date and at and as of the Exchange Date.

(h) No action shall have been taken or threatened and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Commencement Date and as of the Exchange Date, render it, in your good faith judgment, inadvisable to continue with the commencement or consummation of the Offers; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Commencement Date and as of the Exchange Date, render it, in your good faith judgment, inadvisable to continue with the issuance or distribution of the New Senior Secured Notes in exchange for the Debentures or Eurobonds.

(i) The Dealer Managers shall have received (i) on and as of the Commencement Date and as of the Exchange Date, satisfactory evidence of the good standing (or equivalent concept) of each of the CEMEX Parties and (ii) with respect to the Debentures, on and as of the Commencement Date and on and as of the Exchange Date, satisfactory evidence of the good standing (or equivalent concept) of each of the Capital SPVs, in each case in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(j) The New Senior Secured Notes shall be eligible for clearance and settlement through DTC, Euroclear and Clearstream.

(k) On the Exchange Date, the Dealer Managers shall have received executed copies of each of the Transaction Documents (to the extent they have not already been received), and all such Transaction Documents shall be in full force and effect.

(l) On the Exchange Date, all conditions to the consummation of the Offers set forth in the Offering Documents shall have been satisfied in all material respects or validly waived by CEMEX Parties or the Capital SPVs, as applicable, and all other transactions contemplated by the Offering Documents to be consummated simultaneously with or prior to the consummation of the Offers shall have been consummated or shall be consummated simultaneously.

(m) On the Exchange Date, in accordance with the terms of the Indenture and the applicable Security Documents, the Trustee for the benefit of the holders of the New Senior Secured Notes shall have received documentation in form and substance reasonably satisfactory to the Dealer Managers evidencing the valid and perfected security interests in the Collateral as contemplated herein and in the Offering Documents.

(n) In addition, on or before the Commencement Date and the Exchange Date, you and your counsel shall have received such further documents, certificates and schedules relating to the business, corporate, legal and financial affairs of the CEMEX Parties’ and the Offers as reasonably requested by you or your counsel.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Dealer Managers.

8. Indemnification and Contribution. In consideration of the engagement hereunder, the CEMEX Parties and the Dealer Managers agree to the indemnification and contribution provisions set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

9. Termination. This Agreement shall terminate upon the earlier to occur of (i) the consummation, termination or withdrawal of the Offers and (ii) the date three months from February 15, 2012, and may be terminated by the CEMEX Parties or you at any time, with or without cause, effective upon receipt by the other party of written notice to that effect, provided that with respect to clause (ii), such three month term may be extended, and this Agreement shall not terminate after the initial three-month term, by mutual agreement of the parties.

10. Survival. The provisions of Sections 2, 3,4, 5, 8 (including Annex A hereto) 12, 13, 14, 15, 16, 17, 18 and 19 hereof shall remain operative and in full force and effect regardless of (i) any failure by CEMEX España, Luxembourg Branch to commence, or the withdrawal, termination or consummation of, any of the Offers, (ii) any investigation made by or on behalf of any party hereto, (iii) any withdrawal by either of you as a Dealer Manager, and (iv) any termination of this Agreement.

11. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Collateral” shall mean the security created or expressed to be created in favor of the Security Agent pursuant to the Transaction Security Documents that consists of (i) shares of the following entities: CEMEX México; Centro Distribuidor de Cemento, S.A. de C.V.; Mexcement Holdings S.A. de C.V.; Corporación Gouda, S.A. de C.V.; New Sunward Holding; CEMEX Trademarks Holding Ltd and CEMEX España; and (ii) all proceeds thereof.

“Exchange and Information Agent Agreements” shall mean (i) the Exchange Agent & Information Agent Agreement, dated January 25, 2012, among Global Bondholder Services Corporation and CEMEX, and (ii) the Exchange and Information Services Letter, dated January 19, 2012, among Lucid Issuer Services Limited and CEMEX, collectively.

“Financing Agreement” shall mean the Financing Agreement dated August 14, 2009, as amended, between CEMEX, the Financial Institutions and Noteholders named therein, as participating creditors, Citibank International PLC, as administrative agent and Wilmington Trust (London) Limited, as security agent.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated August 14, 2009, as amended, between Citibank International PLC, as administrative agent, the participating creditors named therein, CEMEX and certain of its subsidiaries named therein, as original borrowers, original guarantors and original security providers, Wilmington Trust (London) Limited, as security agent, and others.

“Mexican FRS” shall mean the Mexican financial reporting standards (Normas de Información Financiera aplicables en Mexico) as in effect from time to time issued by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera) or the international financial reporting standards, starting from January 1, 2012.

“Regulation D” shall mean Regulation D under the Securities Act.

“Regulation S” shall mean Regulation S under the Securities Act.

“Security Agent” shall mean Wilmington Trust (London) Limited, as security agent under the Financing Agreement.

“Transaction Security Documents” means any document, as amended from time to time, entered by any of CEMEX or its subsidiaries creating or expressed to create any security over all or any part of its assets in respect of their obligations under the Financing Agreement or any other document derived therefrom, or in connection therewith.

12. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by telecopy, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

(a)	if to JPMS:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10178

Telecopy No.: (212) 834-6618

Confirmation No.: (212) 834-5402

Attention: Latin America Debt Capital Markets

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telecopy No.: (212) 291-9049

Confirmation No.: (212) 558-4349

Attention: John Estes

(b)	if to JPMSL:

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

Telecopy No.: +44 (0) 207 325 8240

Attention: Head of EMEA Debt Capital Markets Group, Legal

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telecopy No.: (212) 291-9049

Confirmation No.: (212) 558-4349

Attention: John Estes

(c)	if to MLPF&S:

Merrill Lynch, Pierce, Fenner and Smith Incorporated

1 Bryant Park

New York, NY 10036

Telecopy No.: (917) 267-7085

Confirmation No.: (646) 855-0748

Attention: High Yield Legal

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telecopy No.: (212) 291-9049

Confirmation No.: (212) 558-4349

Attention: John Estes

(d)	if to MLI:

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

Telecopy No.: +44 20 7995 8582

Confirmation No.: +44 20 7995 2324

Attention: Liability Management Group – John M. Cavanagh /

Tommaso Gros-Pietro

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telecopy No.: (212) 291-9049

Confirmation No.: (212) 558-4349

Attention: John Estes

(e)	if to the CEMEX Parties or the Capital SPVs:

CEMEX, S.A.B. de C.V.

Av. Ricardo Margain Zozaya #325

Colonia. Valle del Campestre, Garza García

Nuevo León, Mexico 66265

Telecopy No.: +52-81-8888-4399

Attention: Legal Department

with copies to:

CEMEX, S.A.B. de C.V.

Av. Ricardo Margain Zozaya #325

Colonia. Valle del Campestre, Garza García

Nuevo León, Mexico 66265

Telecopy No.: +52-81-8888-4519

Attention: Back Office Operations

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Telecopy No.: (917) 777-2918

Confirmation No.: (212) 735-2918

Attention: Gregory A. Fernicola

13. Governing Law; Waiver of Jury Trial. This Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York. The CEMEX Parties, the Capital SPVs and you irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Agreement or the performance of services hereunder.

14. Submission to Jurisdiction. Each of the parties hereto hereby agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York and in the courts of its own corporate domicile in respect of actions brought against such party as a defendant, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of its present or future domicile or other reason. Each of the CEMEX Parties and Capital SPVs, hereby appoints CEMEX NY Corporation, 590 Madison Avenue, 41st Floor, New York, NY 10022, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any of such courts. Each of the parties appointing the Authorized Agent as provided herein hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the CEMEX Parties and the Capital SPVs agree to take any and all action, including the execution and filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each of the CEMEX Parties and the Capital SPVs.

15. Waiver of Immunities. To the extent that the CEMEX Parties or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the CEMEX Parties hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

16. Foreign Taxes. All payments by the CEMEX Parties to any of the Dealer Managers hereunder shall be made in U.S. Dollars, free and clear of, and without any deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by any jurisdiction in which the CEMEX Parties have an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of the Dealer Managers having some connection with any such jurisdiction other than its participation as Dealer Manager hereunder, and (ii) any income or franchise tax on the overall net income of a Dealer Manager imposed by the United States or by the State of New York or the United Kingdom or any political subdivision of the United States or of the State of New York or of the United Kingdom (all such non-excluded taxes, “Foreign Taxes”). If the CEMEX Parties are prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Agreement shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to the Dealer Managers an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied. The CEMEX Parties agree to provide the Dealer Managers with any reasonably requested evidence of the due and timely payment of any such taxes or withholdings. Any Dealer Manager that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which CEMEX España, Luxembourg Branch is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to CEMEX España, Luxembourg Branch, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by CEMEX España, Luxembourg Branch as will permit such payments to be made without withholding or at a reduced rate; provided, that CEMEX España, Luxembourg Branch shall withhold the corresponding taxes and shall not pay any additional amounts to compensate the Dealer Managers to the extent such additional amounts are payable due to the failure by the Dealer Managers to provide such documentation. If the CEMEX Parties make an increased payment as set forth above and the Dealer Managers subsequently determine, in their sole discretion, that they have obtained, utilized and retained a refund of taxes or credit against taxes by reason of the CEMEX Parties making such a withholding or payment on account, the Dealer Managers shall reimburse the appropriate CEMEX Parties the amount of the withholding or payment on account made by the latter, net of all out-of-pocket expenses of the Dealer Managers and without interest (other than any interest paid by the relevant governmental authority;

provided, that the CEMEX Parties, upon the request of the Dealer Managers, agree to repay the amount paid over to the CEMEX Parties (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Dealer Managers in the event the Dealer Managers are required to repay such refund to such governmental authority. This Section shall not be construed to require the Dealer Managers to make available their tax returns (or any other information relating to their taxes which it deems confidential) to the CEMEX Parties or any other person.

17. Currency. Any payment on account of an amount that is payable to the Dealer Managers in a particular currency (the “Required Currency”) that is paid to or for the account of the Dealer Managers in lawful currency of any other jurisdiction (the “Other Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of any of the CEMEX Parties or for any other reason shall constitute a discharge of the obligation of such obligor only to the extent of the amount of the Required Currency which the recipient could purchase in the New York foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday or Sunday) on which banks in New York are generally open for business following receipt of the payment first referred to above. If the amount of the Required Currency that could be so purchased (net of all premiums and costs of exchange payable in connection with the conversion) is less than the amount of the Required Currency originally due to the recipient, then each of the CEMEX Parties shall jointly and severally indemnify and hold harmless the recipient from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations of the CEMEX Parties, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any person owed such obligation from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or any judgment or order.

18. Benefit. This Agreement, including any right to indemnity or contribution hereunder and Annex A hereto, shall inure to the benefit of and be binding upon the CEMEX Parties, the Capital SPVs, the Dealer Managers and the other Indemnified Persons, and their respective successors and assigns. Subject to the foregoing, nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

19. Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, agreements and arrangements, written or oral, with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect. This Agreement may not be assigned by any party hereto without the prior written consent of each other party. None of the parties hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby, even if advised of the possibility thereof. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Please indicate your willingness to act as Dealer Managers and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement among each of the CEMEX Parties, the Capital SPVs and you.

Very truly yours,

CEMEX, S.A.B. de C.V.

By:	/s/ José Antonio González Flores
Name: José Antonio González Flores
Title: Attorney-in-Fact

CEMEX México, S.A. de C.V.

By:	/s/ Héctor José Vela Dib
Name: Héctor José Vela Dib
Title: Attorney-in-Fact

New Sunward Holding B.V.

By:	/s/ Héctor José Vela Dib
Name: Héctor José Vela Dib
Title: Attorney-in-Fact

New Sunward Holding Financial Ventures, B.V.

By:	/s/ Agustín Blanco
Name: Agustín Blanco
Title: Attorney-in-Fact

CEMEX Finance Europe B.V.

By:	/s/ Agustín Blanco
Name: Agustín Blanco
Title: Attorney-in-Fact

CEMEX España, S.A., Luxembourg Branch

By:	/s/ Héctor José Vela Dib
Name: Héctor José Vela Dib
Title: Attorney-in-Fact

By:	/s/ Agustín Blanco
Name: Agustín Blanco
Title: Attorney-in-Fact

C5 Capital (SPV) Limited

By:	/s/ Ogier Managers (BVI) Limited
Name: Ogier Managers (BVI) Limited
Title: Sole Director

C8 Capital (SPV) Limited

By:	/s/ Ogier Managers (BVI) Limited
Name: Ogier Managers (BVI) Limited
Title: Sole Director

C10-EUR Capital (SPV) Limited

By:	/s/ Ogier Managers (BVI) Limited
Name: Ogier Managers (BVI) Limited
Title: Sole Director

C10 Capital (SPV) Limited

By:	/s/ Ogier Managers (BVI) Limited
Name: Ogier Managers (BVI) Limited
Title: Sole Director

Accepted as of the date first above written:

J.P. MORGAN SECURITIES LLC

By:	/s/ Roberto D’Avola
Name: Roberto D’Avola
Title: Executive Director

J.P. MORGAN SECURITIES LTD.

By:	/s/ Roberto D’Avola
Name: Roberto D’Avola
Title: Executive Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Laurent Massart
Name: Laurent Massart
Title: Managing Director

MERRILL LYNCH INTERNATIONAL

By:	/s/ John Cavanagh
Name: John Cavanagh
Title: Managing Director

ANNEX A

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Dealer Manager Agreement to which this Annex A is attached (the “Agreement”).

The CEMEX Parties jointly and severally agree to indemnify and hold harmless each of the Dealer Managers, its affiliates and their respective officers, directors, employees, agents of and each other entity or person, if any, controlling (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the Dealer Managers or any such other persons (each an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (or actions or proceedings in respect thereof), whether or not in connection with pending or threatened litigation to which the Dealer Managers (or any other Indemnified Person) may be a party, in each case as such expenses are incurred or paid, (i) arising out of or based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents (or any Additional Material), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (B) any breach by the CEMEX Parties of any representation or warranty or failure to comply with any of the agreements set forth in the Agreement, or (C) any withdrawal, termination, rescission or modification of the Offers, or the failure to issue New Senior Secured Notes for Debentures or Eurobonds, as the case may be, tendered pursuant to the Offers by CEMEX España, Luxembourg Branch or (ii) otherwise arising out of, relating to or in connection with the Offers, the transactions contemplated by the Agreement or the engagement of, and services performed by, the Dealer Managers under the Agreement, or any claim, litigation, investigation (including any governmental or regulatory investigation) or proceedings relating to the foregoing (“Proceedings”) regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any and all reasonable expenses (including, without limitation, reasonable and documented fees and disbursements of counsel and other out-of-pocket expenses) as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that (a) the indemnification in clause (i)(A) above will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are derived from any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents (or any Additional Material), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, made in reliance upon and in conformity with information furnished in writing to any of the CEMEX Parties by any of the Dealer Managers specifically for inclusion therein (which for purposes of this proviso consists solely of the name and address of each Dealer Manager) and (b) the indemnification in clause (ii) above will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the CEMEX Parties, jointly and severally, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss,

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claim, damage, liability or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the CEMEX Parties, on the one hand, and by the Dealer Managers, on the other hand, from the Offers and the transactions contemplated thereby, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of the CEMEX Parties, on the one hand, and of the Dealer Managers, on the other hand, in connection with the statements, actions, or omissions which resulted in such loss, claim, damage, liability or expense, as well as any other relevant equitable considerations. The relative benefits received by the CEMEX Parties on the one hand and by the Dealer Managers on the other hand shall be deemed to be in the same proportion as (i) the aggregate principal amount of the Debentures and Eurobonds bears to (ii) the aggregate fee paid to the Dealer Managers pursuant to Section 2(a) of the Agreement. The relative fault of the CEMEX Parties on the one hand and of the Dealer Managers on the other hand (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the CEMEX Parties or by the Dealer Managers and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the CEMEX Parties or by the Dealer Managers and the parties’ relative intent, knowledge, access to information, and opportunity to prevent such action or omission. The CEMEX Parties and the Dealer Managers agree that it would not be just and equitable if contribution pursuant to this Annex A were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to in this paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other reasonable expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

Promptly after the receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person will, if a claim is to be made hereunder against the CEMEX Parties in respect thereof, notify the CEMEX Parties in writing of the commencement thereof; provided that (i) the failure to so notify the CEMEX Parties will not relieve the CEMEX Parties from any liability which it may have hereunder except to the extent it has been materially prejudiced (through forfeiture of substantive rights or defenses) by such failure and (ii) the failure to so notify the CEMEX Parties will not relieve the CEMEX Parties from any liability which it may have to an Indemnified Person otherwise than on account of this indemnity agreement. In case any such Proceedings are brought against any Indemnified Person and it notifies the CEMEX Parties of the commencement thereof, the CEMEX Parties will be entitled to participate therein and, to the extent that the CEMEX Parties may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the CEMEX Parties and such Indemnified Person shall have concluded that there may be legal defenses available to it which are different from or additional to those available

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to the CEMEX Parties, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the CEMEX Parties to such Indemnified Person of their election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the CEMEX Parties shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the CEMEX Parties shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), approved by such Indemnified Person, representing the Indemnified Persons who are parties to such Proceedings), (ii) the CEMEX Parties shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice to the CEMEX Parties of commencement of the Proceedings, or (iii) the CEMEX Parties have authorized in writing the employment of counsel for such Indemnified Person.

None of the CEMEX Parties shall be liable for any settlement of any Proceedings effected without the CEMEX Parties’ written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the CEMEX Parties’ written consent or if there be a final judgment for the plaintiff in any such Proceedings, the CEMEX Parties, jointly and severally, agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that the CEMEX Parties reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Annex A, the CEMEX Parties shall be jointly and severally liable for any settlement of any Proceedings effected without the CEMEX Parties’ written consent if (i) such settlement is entered into more than 30 days after receipt by the CEMEX Parties of such request for reimbursement and (ii) the CEMEX Parties shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. None of the CEMEX Parties shall, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person, in form and substance satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

The indemnity, reimbursement and contribution obligations of the CEMEX Parties under this Annex A shall be in addition to any liability which the CEMEX Parties may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the CEMEX Parties and any Indemnified Person.

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